EXHIBIT 99.1

JohnsonDiversey Inc. Announces Leadership Change

Friday, April 4, 2008 11:30 a.m. EDT

RACINE, Wis. – (Business Wire) – JohnsonDiversey Inc. today announced the resignation of North American Regional President Tom Gartland.

Mr. Gartland has decided to pursue a new leadership role in a different industry. His resignation is effective April 30, 2008.

“I appreciate the leadership Tom has provided to our North America Region,” said JohnsonDiversey President and CEO Ed Lonergan. “Tom has led with distinction for the past five years. He brings passion and a sharp customer focus to everything he does, and our company has benefited from his influence.”

Mr. Gartland joined the company as part of the DiverseyLever acquisition in 2002, after working in a variety of capacities in the DL business since 1994. He assumed his current role as regional president in March of 2003.

The company is beginning a broad search for a successor to Mr. Gartland. In the meantime, Mr. Lonergan said he has asked Vice President for Canadian Operations Domenic Rapini to lead the day-to-day North American operations during the period of the search.

With sales into more than 170 countries, JohnsonDiversey is a leading global provider of cleaning and hygiene solutions to the institutional and industrial marketplace. JohnsonDiversey serves customers in the lodging, food and beverage, building service contractor, education, retail, healthcare and industrial sectors.

Contact:

JohnsonDiversey, Inc.

John Matthews

Senior Vice President of Corporate Affairs

(262) 631-4001

john.matthews@johnsondiversey.com